Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the inclusion in this Offering Statement of Cyber Apps World Inc. (the “Company”) on Form 1-A of our report dated December 14, 2021, which relates to the financial statements of the Company for the fiscal years ended July 31, 2022 and 2021, and to all references to my firm included in the Offering Statement.

/s/ Jack Shama

December 2, 2022